Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Municipal Total Return Managed Accounts Portfolio, a Series of Nuveen Managed Accounts Portfolios Trust
811-22023


We hereby incorporate by reference a new
Investment Advisory Agreement, and a new Sub-
Advisory Agreement for the Trust.  The new
Agreements were filed as Exhibits 99D.1 and 99D.2 under Conformed Submission Type 485BPOS, accession number 0001193125-14-427693, on
November 28, 2014.